AMENDED AND RESTATED CONTRACT OPERATING AGREEMENT

This Amended and Restated Contract Operating Agreement is made and entered into this 31st day of October 2006 (this “Agreement”), between Beard Technologies, Inc., an Oklahoma corporation (“BTI”), and Beard Pinnacle, LLC (“BP”), an Oklahoma limited liability company, with respect to the following circumstances:

A.    Pursuant to an Assignment and Assumption signed on October 19, 2005, BTI assigned all its rights and delegated all its obligations to BP under (i) that certain Amended and Restated Agreement for a Pond Fines Recovery Facility effective as of September 1, 2005 (the “Pond Fines Agreement”), between BTI and Pinnacle Mining Company, LLC (“PMC”), and (ii) that certain Lease made and entered into as of September 7, 2004 (the “PMC Lease”), between BTI, as lessee, and PMC and Pinnacle Land Company, LLC (“PLC”), as lessors, all as more particularly provided in the Assignment and Assumption.

B.           BP accepted, and BTI made that assignment and delegation conditioned upon the parties’ contemporaneous signing of a contract operating agreement, which the parties entered into contemporaneously with that assignment and delegation (the “Original Contract Operating Agreement”).

C.	PMC and PLC consented to that assignment and delegation.

D.           The parties want this Agreement to amend, restate, and supersede the Original Contract Operating Agreement.

I. Engagement

For and in consideration of the foregoing premises, the mutual covenants made in this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BP hereby engages BTI to discharge and perform as contract operator for BP the following obligations and undertakings to the extent not heretofore fully performed and accomplished (hereinafter individually and collectively referred to as the “Work”), and BTI hereby accepts that engagement, subject to and in accordance with the terms of this Agreement:

(a)

BP’s obligations and undertakings provided for in Sections 2.1, 2.3, 4.1, 4.2, 5.0, 6.1, 6.2, 6.3, 6.4, 6.5, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 7.1, 8.2, 9.2, 10.1, 11.1, 11.2, 13.4, 13.5, 13.6, 14.1, 14.2, 14.3, 14.4, 15.1, 16.3, and 18.1 of the Pond Fines Agreement in accordance with the terms thereof;

(b)	BP’s obligations and undertakings provided for in paragraphs numbered 4, 6, 8, 10, 14 and 17 of the PMC Lease; and
(c)	such other undertakings and obligations agreed to in writing for or after the date hereof by BP and BTI.

II. Agreement

For the considerations stated above, the parties agree as follows:

1.	Performance of Work.

1.1          BTI shall diligently perform and discharge all of the Work in a good, safe, and workmanlike manner free from defects in accordance with (i) the applicable provisions of the Pond Fines Agreement, the Lease and this Agreement, (ii) BP’s specific written instructions, if any, (iii) generally accepted prudent and proficient industry standards applicable to the Work, and (iv) all applicable laws and governmental permits and authorizations.

1.2          BTI may use and occupy, as applicable, the equipment, facilities, and lands owned or leased by BP at the pond site at which the Work will be performed by BTI. BTI shall furnish all employees, expertise, and supervision, and all other materials, supplies and equipment (“Materials”) reasonably necessary to perform the Work in accordance with this Agreement. All Materials provided by BTI shall meet the applicable specifications of the Pond Fines Agreement, any reasonable written specifications provided by BP to BTI, and the requirements of all applicable laws and governmental permits and authorizations.

1.3          BTI shall meet all time requirements specified in the Pond Fines Agreement, except for any agreed written change thereto by BP and except as excused under the Pond Fines Agreement.

2.            Suspension of Work. BP may, with good reason or cause, require BTI to suspend, delay, change or stop any of the Work. BTI shall use its reasonable efforts to mitigate to the fullest extent possible any increase in costs attributable to any such suspension, delay, change or stoppage of Work.

3.            Term. Unless earlier terminated in accordance with Section 5, this Agreement shall commence on the date hereof and continue until the Pond Fines Agreement is terminated in accordance with the terms thereof.

4.	License of BTI Intellectual Property.

4.1          BTI hereby grants BP a nonassignable, nontransferable, nonexclusive royalty-free license to use the BTI Intellectual Property (as defined in Section 4.3 hereof) solely for the purpose of, and as reasonably necessary for the performance of BP’s obligations and responsibilities under the Pond Fines Agreement for a term ending upon termination of the Pond Fines Agreement (the “License”). The License shall terminate and be of no further force or effect upon termination of the Pond Fines Agreement. Except as represented by BTI in Subsection 4.2, BP’s use of the License shall be at its sole risk, without representation or warranty of any kind from BTI.

4.2          BTI hereby represents and warrants that to its actual knowledge, the BTI Intellectual Property is free and clear of all liens and encumbrances and does not infringe upon the intellectual property rights of any third person.

4.3          For purposes of this Agreement, the term “BTI Intellectual Property” means all of BTI’s rights available under U.S. Patent No. 5,231,797, (Process for Treating Moisture Laden Coal Fines) issued on August 3, 1993, and other proprietary and legally protected know how, show how and technology owned by BTI that is used or useful in the construction and operation of a pond fines recovery plant. For purposes of this Article 4, the term “actual knowledge of BTI” shall mean the personal knowledge, as of the date hereof, of W.M. Beard and Herb Mee, Jr. without independent investigation of the matters being represented.

4.4          In connection with the License, BP will execute and deliver and will cause PinnOak Resources, LLC (“PinnOak”), to execute and deliver a confidentiality agreement with respect to the BTI Intellectual Property in substantially the same form as attached hereto as Exhibit A.

5.	Termination.

5.1          Termination. This Agreement may be terminated by either party (excluding those provisions surviving the termination of this Agreement) under the following circumstances:

(a)          Either party may terminate this Agreement as a result of a material default or breach of any provision of this Agreement by the other party which is not remedied and cured to the reasonable satisfaction of the non-breaching party within 180 days after the breaching party’s receipt of written notification thereof. Any such termination shall be effective on the date stated in the notice of termination.

(b)          Either party may terminate this Agreement immediately if the other party (i) makes a general assignment for the benefit of its creditors, (ii) suffers or permits the appointment of a receiver for its business or assets, (iii) commences or is the subject of any proceeding as debtor under the federal Bankruptcy Act or any statute of any state relating to insolvency or the protection of rights of creditors, or (iv) engages in any fraud or makes a material misrepresentation with respect to its performance of, or obligations or undertakings provided in, this Agreement.

(c)          If BTI, in the performance and discharge of the Work is (i)(a) unable to produce Conforming Clean Coal at a rate of at least twenty thousand tons per month not due to constraints imposed by PMC or BP; or (b) unable to produce Conforming Clean Coal at an average cost that is less than the Standard Compensation Rate for Conforming Clean Coal in any month, and (ii) in either such event, BTI’s failure does not result from any cause beyond its reasonable control (other than as a result of the fault or negligence of BTI), such as the occurrence of an event of Force Majure, as that term is defined in Article 14 of Exhibit B to the Pond Fines Agreement, then BP may by written notice to BTI (which notice will specify in reasonable detail the failure of BTI) declare an event of default under this Agreement and if BTI is unable remedy or cure the event of default to the reasonable satisfaction of BP within thirty days after the receipt of the written notice of default, BP may terminate this Agreement. This provision shall not apply to any calendar month in which there has been or is a suspension of Work under Section 2 which lasts more than two consecutive days or three days in the aggregate.

5.2          Effect of Termination. The termination of this Agreement in accordance with this Article shall not impair, impede or otherwise adversely affect any right, claim or cause of action that a party may have arising prior to or as a result of that termination, including, without limitation, the right to obtain and receive any payment owing under this Agreement. This Section, and Sections 10 and 12, and Subsection 11.3 shall survive the termination of this Agreement.

5.3          Mine 50. BTI’s rights and obligations under this Agreement shall be subject in all respects to Section 16.0 of the Pond Fines Agreement.

6.	Independent Contractor.

6.1          BTI shall exercise BTI’s independent business judgment in connection with BTI’s discharge of the Work, subject to BP’s reasonable direction and control. BTI shall be solely responsible for compensating its employees and permitted subcontractors with respect to their respective involvement in BTI’s performance of the Work. BTI may use whatever employees that BTI reasonably determines are necessary and qualified to perform Work, but BTI shall ensure and be responsible for each such employee’s compliance with the terms of this Agreement.

6.2          This Agreement does not create, and shall not be construed as creating, a partnership, business association, joint venture or the relationship of principal and agent, or employer and employee between the parties. This Agreement has been entered into solely for the benefit of BTI and BP, and is not intended to create any legal, equitable or beneficial interest, right or benefit in any other person.

6.3          Neither party shall have any authority to enter into, execute or deliver any contract, agreement or other instrument in the name or on behalf of the other party, and nothing contained in this Agreement shall authorize or empower either party to assume or create any obligation, liability or responsibility whatsoever, expressed or implied, on behalf or in the name of the other party, or to bind the other party in any manner, or to make any commitment on behalf of the other party.

7.	Subcontractors.

7.1          BTI shall not subcontract any of the Work or have any other person or entity perform any of the Work without BP’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, but which may be withdrawn at any time by BP with cause upon notice to BTI. No permitted subcontracting by BTI shall discharge BTI from its obligations under this Agreement, and BTI shall remain responsible for any and all acts and omissions of its employees and subcontractors in any manner related to the Work or the performance thereof. BP may demand that the BTI fulfill its obligations under this Agreement without first having to make that request to any subcontractor.

7.2          BTI shall require each permitted subcontractor to procure and maintain in force at all times while such subcontractor’s agreement relating to the Work is in effect, at such subcontractor’s own expense, the insurance required to be obtained by BTI under this Agreement. All other insurance coverages of any subcontractor shall be at the determination of BTI, but BTI shall remain fully responsible for all obligations and performance of each such subcontractor with respect to the Work, and BTI shall not be relieved of any liability or obligation under this Agreement as a result of any insurance required of, or carried by, any subcontractor.

8.	Compensation.

8.1          Each of BTI and PinnOak shall be entitled to the following compensation for its performance of the Work or administrative services, as the case may be, as follows:

(a)          BP shall pay Two Hundred Fifty Thousand Dollars ($250,000) to BTI as project start-up and development costs in connection with the “Pond Recovery Operations”, as defined in the Pond Fines Agreement (the “Smith Branch Project Development Charge”), paid over the five (5) calendar month period commencing in the month following the date upon which BP has satisfied in full that certain promissory note dated October 7, 2005, as amended payable to PinnOak. Notwithstanding the foregoing, no payments of the Smith Branch Project Development Charge shall be paid in any month in which BP owes any monies to PinnOak under the PinnOak Revolver Account, as such term is defined in the Amended and Restated Operating Agreement of BP dated as of October 31, 2006 (the “BP Operating Agreement”).

(b)	Intentionally Omitted.

(c)          Commencing on the first day of the month following any thirty consecutive day period in which the Project produces 20,000 tons of Conforming Clean Coal in conformity with the Pond Fines Agreement (“Start-up of the Operations”) and continuing each calendar month thereafter until Pond Recovery Operations are terminated (including, without limitation, all reclamation and clean-up activities), BP shall pay to BTI, as contract operator under the Pond Fines Agreement, a monthly operating and administrative overhead cost of Thirty Thousand Dollars ($30,000) in connection with the Pond Recovery Operations (the “Smith Branch Project Monthly Overhead Charge”). Each Smith Branch Project Monthly Overhead Charge shall be paid in accordance with the provisions of Section 6.1.1 of the BP Operating Agreement provided that BP shall use commercially reasonable efforts to pay the Smith Branch Project Monthly Overhead Charge on or before the fifteenth (15th) day of the calendar month immediately succeeding the calendar month in which the Smith Branch Project Monthly Overhead Charge was incurred.

(d)          Commencing on the first day of the month following Start-up of the Operations and continuing each calendar month thereafter until Pond Recovery Operations are terminated (including, without limitation, all reclamation and clean-up activities), BP shall pay to PinnOak, as administrative services provider under the Pond Fines Agreement, a monthly operating and administrative overhead cost of Twenty Thousand Dollars ($20,000) in connection with the services provided (the “Smith Branch Project Monthly Service Charge”). Each Smith Branch Project Monthly Service Charge shall be paid in accordance with the provisions of Section 6.1.1 of the BP Operating Agreement provided that BP shall use commercially reasonable efforts to pay the Smith Branch Project Monthly service Charge on or before the fifteenth (15th) day of the calendar month immediately succeeding the calendar month in which the Smith Branch Project Monthly Service Charge was incurred. In any month in which the Smith Branch Project Monthly Overhead Charge is not paid, the Smith Branch Project Monthly Service Charge will be deferred until such time as the Smith Branch Project Monthly Overhead Charge has been paid.

8.2          The Smith Branch Project Development Charge and the Smith Branch Project Monthly Overhead Charge are intended to fully compensate BTI for its administrative office overhead expenses, and BTI shall not be entitled to charge, recover, recoup or collect from BP or any of the “PinnOak Parties”, as defined in the Subscription Agreement, any additional generally recurring indirect management or support costs associated with the Pond Recovery Operations and attendant or related operations with respect to the Smith Branch pond project. In no event shall the PinnOak Parties have any liability to BTI, as contract operator under the Pond Fines Agreement with respect to the costs, expenses and charges provided for in this Subsection 8.2.

8.3          In addition to the compensation and reimbursements provided for in Subsections 8.1 and 8.2 of this Agreement, BP shall promptly reimburse BTI for all costs and expenses incurred by BTI that are directly associated with activities at the Smith Branch pond site or in connection with the Pond Recovery Operations, including, without limitation, start-up, operation, management, maintenance, and the following costs and expenses:

(a)          salaries and wages of persons (including BTI employees) directly employed at the Smith Branch pond site or engaged in Pond Recovery Operations;

(b)          the cost of insurance covering Pond Recovery Operations and related operations;

(c)          the cost of goods, materials, supplies, and equipment acquired or leased for use in Pond Recovery Operations and/or similar operations;

(d)          the cost of transporting the persons identified at Subsection 7.3(a) and the items identified at Subsection 8.3(c) to and from the Smith Branch pond site;

(e)	the cost of utilities used at the Smith Branch pond site;

(f)           all outside legal and accounting expenses, and court costs and outside expert fees incurred in any litigation;

(g)          all sales, use, ad valorem, mining, and similar taxes; and

(h)          the cost of repair or replacement of personal property and fixtures due to matters not covered by insurance.

9.            Payment of Taxes. BTI shall report and pay all taxes, licenses and fees properly levied or assessed on BTI by any governmental authority in accordance with applicable law in connection with BTI’s performance of any of the Work or agreed to be paid by BP under the Pond Fines Agreement, excluding any local, state or federal income tax required to be paid by BP for income received by BP.

10.          Financial Audit. During the course of the Work, BTI shall maintain complete and accurate records pertaining to Work and in support of all BTI’s charges to BP under this Agreement. BTI shall retain those records for not less than two (2) years after completion of the applicable Work. BP shall have the right, at any reasonable time within that two-year period, to inspect, audit and make copies of those records by its authorized representatives at BP’s sole expense. BTI shall require its subcontractors to maintain similar records and provide similar rights of inspection and audit to BP and its representatives.

11.	General Insurance Requirements.

11.1       As a separate and independent obligation, BTI shall obtain, carry and maintain while performing the Work insurance coverage of the types and in the amounts, deductibles and limits no less favorable than those set forth in Exhibit B to the Pond Fines Agreement. All such insurance shall be with a company or companies reasonably satisfactory to BP and each policy shall name BP, PMC and PLC as additional insureds.

11.2       All insurance coverage procured by BTI pursuant to this Agreement shall be primary insurance with respect to BTI’s obligations under this Agreement, and shall not be or be considered contributing insurance with any of BP’s policies of insurance. No recovery by BP under any policy of insurance procured by BTI pursuant to this Agreement shall limit, waive or bar any other claim that BP may have under this Agreement or applicable law against BTI.

11.3       Worker’s Compensation Coverage. As between BTI and BP, BTI shall be solely responsible for all deductibles required under such policies with respect to any liability of BTI under this Agreement. All insurance policies and limits shall be per occurrence, not claims made.

12.	Resolution of Disputes.

12.1       All disputes, controversies, and claims arising under this Agreement, including, without limitation, any dispute, controversy or claim concerning the terms, performance, breach, alleged breach or interpretation of this Agreement, shall be submitted to binding arbitration before a neutral arbitrator selected by the American Arbitration Association (“AAA”). The arbitration shall proceed under the then current commercial rules and regulations of the AAA, including, without limitation, its discovery rules. The arbitrator may, in his or her discretion, limit or expand discovery in any arbitration proceeding. Each party expressly covenants and agrees to be bound by the decision of the arbitrator as a final determination of the matter in dispute, and a judgment thereon may be entered in any court of competent jurisdiction.

12.2       The arbitration shall occur in Pittsburgh, Pennsylvania. BP shall pay one-half (1/2) of the fees and costs of the AAA and for the arbitrator and BTI shall pay the remainder (i.e., the other one-half), subject to the arbitrator’s right to reallocate same in favor of the prevailing or successful party in the arbitration. The arbitrator shall be empowered and directed to enter an award by default against any party who declines to pay when required by the arbitrator that party’s share of such fees and costs. The prevailing party, as determined by the arbitrator, shall be entitled to recover that party’s reasonable attorneys’ fees and expert fees incurred in connection with that party’s preparation for and participation in the arbitration.

13.	Assignment.

13.1       This Agreement is a personal services contract and, accordingly, BTI shall not assign any of BTI’s rights or delegate any of BTI’s duties or obligations under this Agreement without BP’s prior written consent, which consent may be withheld for any reason.

13.2       BP may assign its rights and delegate its obligations hereunder to an Affiliate of BP, but shall not otherwise assign its rights or delegate any of its obligations under this Agreement without BTI’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the restrictions provided in this Section, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and assigns.

14.          Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and may only be amended by a written instrument signed by the parties. This Agreement supersedes and replaces any and all prior and contemporaneous agreements, proposals, negotiations, statements, representations and understandings, whether oral or written, by or between the parties with respect to the subject matter of this Agreement, including, without limitation, the Original Contract Operating Agreement.

15.	Waiver.

15.1       No party’s rights under this Agreement shall be deemed waived except by a writing signed by that party and, then, only to the extent provided for in that writing. No course of dealing between the parties nor any failure by any party at any time, or from time to time, to enforce any term or condition of this Agreement shall constitute a waiver of that term or condition, nor shall that course of dealing or failure affect that term or condition in any way or the right of a party at any time to avail itself of such remedies as it may have for any breach or default of such term or condition.

15.2       No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in the writing waiver.

16.          References. The rights and other legal relations of the parties shall be determined from this Agreement as an entirety and without regard to its division into Sections and without regard to headings prefixed to those Sections. References in this Agreement to Sections or Subsections are to such Sections or Subsections of this Agreement unless otherwise specified.

17.          Notices. All notices and communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), addressed to the address for that party shown below or at such other address as that party shall have theretofore designated by written notice delivered to the party giving such notice:

(a)	If to BTI:

Beard Technologies, Inc.

355 William Pitt Way

Pittsburgh, Pennsylvania 15238

Attention:	C. David Henry, President
Telephone:	(412) 826-5396
Facsimile:	cdavidhenry@earthlink.net

and

(b)	If to BP:

Beard Pinnacle, LLC

5600 North May Avenue, Suite 320

Oklahoma City, Oklahoma 73112

Attention: Herb Mee, Jr.

Telephone:	(405) 842-2333
Facsimile:	(405) 842-9901
E-Mail:	hmee@beardco.com

Any notice given in accordance with this Section shall be deemed to have been given when delivered to the addressee in person, or if transmitted by facsimile transmission, upon receipt of the oral or written confirmation of receipt. A party may change the address, telephone number, and facsimile number to which such communications are to be addressed by giving written notice to the other party in the manner provided in this Section.

18.        Pond Fines Agreement.           BP shall not amend, revise, change, alter or terminate the Pond Fines Agreement without the prior written consent of BTI, which consent shall not be unreasonably withheld.

This Agreement is signed by the parties as of the day first above written, but shall be effective for all purposes as of September 1, 2005.

“BP”

Beard Pinnacle, LLC

By:  /s/W. M. Beard

Name:	W. M. Beard
Title:	Chairman

“BTI”

Beard Technologies, Inc.

By: /s/Herb Mee, Jr.

Name:	Herb Mee, Jr.
Title:	Vice President